Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

Company’s fourth quarter comparable store sales increased 9.5 percent

Sunbury, PA (February 27, 2023) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 14-week fourth quarter and the 53-week fiscal year period ended December 31, 2022.

“We continued our positive momentum in the fourth quarter which contributed to a strong fiscal year 2022,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “Our fourth quarter results were favorably impacted by disciplined loyalty marketing programs and ongoing price investments across the store. The focus on customer experience along with leveraging store level and supply chain efficiencies helped offset some of the current inflationary pressures of higher product, fuel, utilities, and other operating costs.”

“We also continued to reinvest in our future through execution of our multi-year capital expenditures program, completing ten store remodels, three new fuel centers, one new store, one rebuild, and a record number of smaller projects which help us efficiently serve our customers,” said Mr. Weis. “We are grateful to our dedicated store, supply chain, manufacturing, and support center associates who make our success possible.”

The Weis Markets, Inc. Board of Directors declared on February 2, 2023 a quarterly cash dividend of $0.34 per share to shareholders of record as of February 13, 2023 payable on February 27, 2023.

Fourth Quarter 2022 Results

Net sales totaled $1.31 billion for the 14-week fourth quarter ended December 31, 2022, compared to $1.11 billion for the 13-week fourth quarter ended December 25, 2021, up 18.0 percent. Fourth quarter comparable store sales, adjusted for an additional week in 2022, increased 9.5 percent on an individual year-over-year basis and increased 16.4 percent on a two-year stacked basis following the increase of 14.1 percent for the same period in 2020.

The Company’s fourth quarter net income (after provision for income taxes) totaled $28.88 million compared to $22.61 million in 2021, up 27.7 percent. Fourth quarter earnings per share totaled $1.07 compared to $0.84 per share in 2021.

Fiscal Year 2022 Results

Net sales totaled $4.70 billion for the 53-week fiscal year ended December 31, 2022, compared to $4.22 billion for the 52-week fiscal year ended December 25, 2021, up 11.2 percent. Fiscal year 2022 comparable store sales, adjusted for an additional week in 2022, increased 8.8 percent on an individual year-over-year basis and increased 10.5 percent on a two-year stacked basis following the increase of 16.4 percent for the same period in 2020.

The Company’s fiscal year 2022 net income (after provision for income taxes) totaled $125.20 million compared to $108.85 million in 2021, up 15.0 percent. Fiscal year 2022 earnings per share totaled $4.65 compared to $4.05 per share in 2021.

###

About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

###

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter — 2022
(Unaudited)

	14 Weeks Ended	13 Weeks Ended	Increase
	December 31, 2022	December 25, 2021	(Decrease)
Net sales	$1,306,090,000	$1,107,276,000	18.0%

Income from operations	33,576,000	30,351,000	10.6%

Income before provision for income taxes	$35,890,000	$30,593,000	17.3%
Provision for income taxes	7,007,000	7,979,000	(12.2)%
Net income	$28,883,000	$22,614,000	27.7%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.07	$0.84	$0.23

	53 Weeks Ended	52 Weeks Ended	Increase
	December 31, 2022	December 25, 2021	(Decrease)
Net sales	$4,695,943,000	$4,224,417,000	11.2%

Income from operations	157,052,000	146,711,000	7.0%

Income before provision for income taxes	$160,777,000	$148,307,000	8.4%
Provision for income taxes	35,581,000	39,458,000	(9.8)%
Net income	$125,196,000	$108,849,000	15.0%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$4.65	$4.05	$0.60

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Fourth Quarter — 2022

(Unaudited)

	Percentage Change
	Fourth Quarter Ended
(amounts adjusted for an additional week in 2022)	2022 vs. 2021	2021 vs. 2020
Comparable store sales (individual year)	9.5%	6.9%
Comparable store sales (two-year stacked)	16.4
Comparable store sales, excluding fuel (individual year)	9.6	4.9
Comparable store sales, excluding fuel (two-year stacked)	14.5

	Percentage Change
	Year Ended
(amounts adjusted for an additional week in 2022)	2022 vs. 2021	2021 vs. 2020
Comparable store sales (individual year)	8.8%	1.7%
Comparable store sales (two-year stacked)	10.5
Comparable store sales, excluding fuel (individual year)	7.5	0.2
Comparable store sales, excluding fuel (two-year stacked)	7.7